As filed with the Securities and Exchange Commission on August 15, 2007
Registration No. 333-126270

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Micrus Endovascular Corporation
(Exact name of registrant as specified in its charter)

Delaware	23-2853441
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
821 Fox Lane, San Jose, CA 95131
(Address of principal executive offices) (Zip Code)

1998 Stock Plan
2005 Equity Incentive Plan
2005 Employee Stock Purchase Plan
(Full title of the Plans)

John T. Kilcoyne
President and Chief Executive Officer
Micrus Endovascular Corporation
821 Fox Lane, San Jose, CA 95131
(Name and address of agent for service)
(408) 433-1400
(Telephone number, including area code, of agent for service)
Copy to:
Glen R. Van Ligten, Esq.
Orrick, Herrington & Sutcliffe LLP
1020 Marsh Road, Menlo Park, CA 94025
(650) 614-7400

TRANSFER OF UNSOLD SHARES
Micrus Endovascular Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to transfer certain shares of the Registrant’s Common Stock originally registered for offer or sale pursuant to the Registrant’s 1998 Stock Plan (the “1998 Plan”) to the Registrant’s 2005 Equity Incentive Plan (the “2005 Plan”).
On June 30, 2005, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-126270) (the “Form S-8”) registering 2,355,373 shares of the Registrant’s Common Stock, par value $0.01 per share, to be issued pursuant to the 1998 Plan, 2,394,592 shares to be issued pursuant to the 2005 Plan, and 222,222 shares to be issued pursuant to the Registrant’s 2005 Employee Stock Purchase Plan.
Under the 2005 Plan, all shares of the Registrant’s Common Stock that are issuable upon the exercise of stock options previously granted under the 1998 Plan that expire or become unexercisable for any reason automatically become available for issuance under the 2005 Plan. As of June 30, 2007, the total number of shares of the Registrant’s Common Stock subject to stock options previously granted under the 1998 Plan that have expired or become unexercisable for any reason and, therefore, that became available for issuance under the 2005 Plan, was 73,401 shares.
This Post-Effective Amendment is hereby filed to transfer the 73,401 shares previously registered for issuance pursuant to the 1998 Plan to the 2005 Plan. The Form S-8 otherwise continues in effect as to the balance of the shares of the Registrant’s Common Stock remaining available for offer or sale pursuant thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on August 15, 2007.

MICRUS ENDOVASCULAR CORPORATION (Registrant)
By:	/s/ JOHN T. KILCOYNE
John T. Kilcoyne
President and Chief Executive Officer